UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2020

Assembly Biosciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35005	20-8729264
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 Oyster Point Blvd., Fourth Floor, South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (833) 509-4583

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	ASMB	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 2, 2020, the Board of Directors (the “Board”) of Assembly Biosciences, Inc. (the “Company”) decided to wind down the Company’s Microbiome program on or around January 31, 2021 and prioritize and focus resources towards advancing the Company’s pipeline of novel core inhibitors targeting chronic hepatitis B virus infection.

Following the termination of the Research, Development, Collaboration and License Agreement between the Company and Allergan Pharmaceuticals International Limited, which was acquired by AbbVie, Inc. in May 2020, the Company began an extensive process to identify strategic alternatives to continue the development of its Microbiome program upon the return of the related intellectual property rights. This process did not result in the Company receiving any bids for all, or a portion of, the Microbiome program. The breadth and duration of the Company’s strategic outreach and the additional financial and other internal resources required to continue the development of the Company’s Microbiome program were significant factors leading to the Board’s decision. While the Company will continue its ongoing review of potential strategic options for the Microbiome program in the interim, absent an alternative, it expects to wind down the Microbiome program on or around January 31, 2021. This decision is not based on any efficacy, safety, or other data related to the Company’s Microbiome program.

In connection with this decision, the Company anticipates incurring estimated charges of $5.8 million to $7.9 million, primarily for employee-related costs ranging from $4.5 million to $5.1 million and remaining lease and other contract obligations ranging from $1.3 million to $2.8 million. The charges are expected to be incurred over the fourth quarter of 2020 and first quarter of 2021. The Company expects the cash component of this charge to be approximately $5.7 million to $7.2 million. The Company’s estimates are subject to a number of assumptions, and actual results may differ. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the wind-down.

On December 8, 2020, the Company issued a press release announcing the wind down of the Company’s Microbiome program. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2020, the Company’s Board accepted the resignations of Helen S. Kim and Alan J. Lewis, Ph.D. from the Board and each committee of the Board on which they served, in each case to be effective as of December 31, 2020. Ms. Kim tendered her resignation due to a change in professional circumstances and increased work commitments, and Dr. Lewis tendered his resignation due to personal reasons. In each case, the directors believed the changed circumstances would have made it difficult for the directors to continue to devote their full time and attention to the discharge of their duties as directors. Neither resignation was due to any disagreement with the Company or its management with respect to any matter relating to the Company’s strategies, operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 8, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Assembly Biosciences, Inc.

Date: December 8, 2020	By:	/s/ Jason A. Okazaki
Jason A. Okazaki
Chief Legal and Business Officer

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